Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

June 13, 2008

To the Board of Directors of
Syncfeed, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Accountant

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Under Section 13 or 15(d) of the Securities Act of 1934, filed by Syncfeed, Inc. of our report dated June 3, 2008, relating to the financial statements of Syncfeed, Inc., a Nevada Corporation, for the periods ending March 31, 2008 and 2007.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC